UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-2046833
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

AMENDMENT NO. 2 TO FORM 8-A

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Application for Registration on Form 8-A filed with the Securities and Exchange Commission on September 14, 1998 (SEC file number 001-13103), as amended on April 11, 2003, for its Preferred Stock Purchase Rights (the “Form 8-A”), as set forth below.

Item 1.   Description of Registrant’s Securities To Be Registered.

The description of the securities of CIBER, Inc. (the “Company”) registered hereby is incorporated by reference to the description thereof set forth under the heading “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A.

As of May 2, 2008, the Company amended and restated the Rights Agreement, dated August 31, 1998, as amended (the “Existing Agreement”), between the Company and Wells Fargo Bank, National Association (as successor to UMB Bank, N.A.) (the “Rights Agent”).  The numerated paragraphs below summarize the principal amendments to the Existing Agreement effectuated through the First Amended and Restated Rights Agreement, dated May 2, 2008, between the Company and the Rights Agent (the “Amended Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Agreement, a copy of which is filed herewith as Exhibit 4.1.

1.             Extension of the Term.  The Amended Agreement extends the Final Expiration Date from August 31, 2008 to May 2, 2018.

2.             Purchase Price.  The Amended Agreement sets the initial exercise price for each Right at $37.

3.             Shares to be Acquired on Exercise.  The Amended Agreement provides that each Right shall represent the right to purchase one one-thousandth of a share of preferred stock, upon the terms and subject to the conditions set forth in the Amended Agreement.  The Existing Agreement, on the other hand, provided that each Right represented the right to purchase one one-hundredth of a share of preferred stock, upon the terms and subject to the conditions set forth in the Existing Agreement.

4.             Redemption Period.  The Amended Agreement amends the period of time during which the Board of Directors of the Company may redeem the Rights, in whole or part at a price of $0.001 per Right, such that it will end on the earlier of (i) the tenth business day following the date a person or group becomes the beneficial owner of 15 percent or more of the Company’s common stock or (ii) the Final Expiration Date.

In addition to the amended provisions described above, the Amended Agreement also contains certain other modifications to the Existing Agreement.  The foregoing description of the Rights and the Amended Agreement does not purport to be complete and is qualified in its entirety by the Amended Agreement, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.   Exhibits.

The following exhibits are part of this Registration Statement:

4.1	First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CIBER, INC.

Date: May 2, 2008	By:	/s/ Mac J. Slingerlend
	Name:	Mac J. Slingerlend
	Title:	Chief Executive Officer, President and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

4.1	First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, National Association.